UCN, INC. REPORTS SECOND QUARTER 2006 RESULTS

Sixth Consecutive Quarter of Double Digit inContact™ Revenue Growth

Salt Lake City – August 9, 2006 – UCN, Inc. (OTCBB: UCNN) today announced financial results for the quarter ended June 30, 2006.

FINANCIAL HIGHLIGHTS

—	InContact segment generated revenue of $3.6 million for second quarter 2006, a 23% increase over the first quarter
—	InContact segment revenue for the six month period ended June 30, 2006, was $6.6 million, $1.5 million more than all of 2005.
—	EBITDA for the current quarter and six months period was $17,000, which includes $144,000 of stock-based compensation expense and a $364,000 charge for early extinguishment of debt.
—	Improvement of 3.7% in consolidated gross profit margin over the first quarter.
—	Completion of $4.5 million equity raise and $12 million debt restructuring.
—	Increase in current ratio to 1.18:1 on June 30, 2006, up from 0.85:1 on December 31, 2005.

“We had a strong quarter,” said Paul Jarman, UCN CEO. “I am especially pleased with our continued progress in the inContact customer segment, which experienced its sixth consecutive quarter of double digit revenue growth. We also saw improvement in consolidated gross profit margins. During the quarter, we significantly improved our liquidity situation through an equity raise and debt re-financing. We are pleased with the validation we are receiving surrounding the inContact product and we expect this traction to continue going forward.”

FINANCIAL RESULTS

InContact segment revenue for the quarter was $3.6 million, a 286% year-over-year increase, and a 23% increase over first quarter 2006. The gross profit margin for the inContact segment was 49.5% for the quarter, versus 46.9% in first quarter. InContact segment revenue for the quarter includes $2.7 million of related long distance voice and data services and approximately $900,000 of inContact technology services. The Company’s inContact technology services include automatic call distribution, interactive voice response, computer telephony integration, call recording, conferencing, call monitoring, and reporting. The inContact segment includes revenues from customers using any inContact services as well as their long distance voice and data services.

Consolidated revenue for the quarter was $21.0 million, down 2% from $21.5 million for the same period last year, and down 7% compared to first quarter 2006. The decrease is primarily due to UCN’s decision not to continue service for three large volume, low margin telecom customers. Consolidated gross profit margins improved to 35.2% in second quarter from 31.5% in first quarter.

Consolidated net loss for the quarter was $2.1 million, or 9 cents per share compared to a net loss of $1.8 million, or 9 cents per share, for the same period in 2005. Our net loss was a result of: 1) continued investment in our inContact segment; 2) $1.9 million of depreciation and amortization for the quarter; 3) a $364,000 loss on early extinguishment of debt; and 4) $144,000 in stock-based compensation expense for the quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure, however it provides important insight into operating results due to the significant amount of depreciation and amortization recorded on a quarterly basis. EBITDA was $17,000 for the second quarter. Included in EBITDA is FAS 123(R) stock-based compensation expense of $144,000 and a $364,000 charge for early extinguishment of debt.

During the quarter, UCN completed a $4.5 million equity raise and a $12 million debt restructuring. As a result, the Company’s current ratio increased to 1.18:1 on June 30, 2006, compared to 0.85:1 on December 31, 2005. At quarter end, UCN had an additional $3.2 million available under its revolving credit arrangement and a total working capital surplus of $2.3 million. “We believe the benefits provided by these new financings far outweigh the loss on early extinguishment of debt that was recorded,” stated Brian Moroney, UCN CFO. “These financings position us well to attract larger customers.”

CONFERENCE CALL INFORMATION

Date: August 09, 2006
Time: 1:30 PM Pacific (4:30 Eastern)
Dial-In Number: 1-888-238-1551
International: 1-973-582-2780
Conference ID # 7656544

Call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call please call the Liolios Group at (949) 574-3860. An internet audio recording will be available on the www.ucn.net/investors page for 12 months.

About UCN, Inc.

UCN (OTCBB: UCNN) is a provider of contact handling software services, and business data and voice services, delivered over its national VoIP network. The inContact™ suite of products includes an integrated package of advanced contact handling, reporting and administration applications and inControl™, a unique, rapid application development tool. To learn more about UCN visit www.ucn.net.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc. Scott Liolios or Ron Both 949-574-3860 scott@liolios.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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UCN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)
(in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$4,393	$5,471
Restricted cash	10	651
Accounts and other receivables, net of allowance for uncollectible
accounts of $1,556 and $1,596, respectively	10,424	11,368
Other current assets	389	561

Total current assets	15,216	18,051

Property and equipment, net	5,126	5,225
Intangible assets, net	8,911	11,545
Other assets	683	822

Total assets	$29,936	$35,643

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$--	$3,328
Current portion of long-term debt and capital lease obligations	710	2,966
Trade accounts payable	8,789	11,380
Accrued liabilities	2,104	2,268
Accrued commissions	1,266	1,355

Total current liabilities	12,869	21,297

Long-term debt and capital lease obligations	7,449	5,511
Other long-term liabilities	122	247

Total liabilities	20,440	27,055

Total stockholders' equity	9,496	8,588

Total liabilities and stockholders' equity	$29,936	$35,643

UCN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (Unaudited)

(in thousands except per share data)

	Three months ended June 30,
	2006	2005
Revenue	$20,968	$21,488

Operating expenses:
Costs of revenue	13,580	14,130
General and administrative	3,223	2,638
Selling and promotion	3,432	4,287
Depreciation and amortization	1,865	1,706
Research and development	352	322

Total operating expenses	22,452	23,083

Loss from operations	(1,484)	(1,595)

Other income (expense):
Interest income	42	24
Interest expense	(326)	(226)
Loss on early extinguishment of debt	(364)	--

Total other expense	(648)	(202)

Net loss before income taxes	(2,132)	(1,797)

Income tax expense	8	--

Net loss	(2,140)	(1,797)

Preferred dividends	--	--

Net loss applicable to common stockholders	$(2,140)	$(1,797)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	24,053	20,783

UCN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (Unaudited)

(in thousands except per share)

	Six months ended June 30,
	2006	2005
Revenue	$43,590	$37,462

Operating expenses:
Costs of revenue	29,063	24,501
General and administrative	6,478	4,411
Selling and promotion	7,050	8,122
Depreciation and amortization	3,744	3,210
Research and development	664	628

Total operating expenses	46,999	40,872

Loss from operations	(3,409)	(3,410)

Other income (expense):
Interest income	82	44
Interest expense	(584)	(410)
Loss on early extinguishment of debt	(364)	--

Total other expense	(866)	(366)

Net loss before income taxes	(4,275)	(3,776)

Income tax expense	8	--

Net loss	(4,283)	(3,776)

Preferred dividends	--	(38)

Net loss applicable to common stockholders	$(4,283)	$(3,814)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	23,588	20,146

UCN, INC.

Segment Revenue and Operating Income (Loss) - (Unaudited)
(in thousands except per share data)

	Three Months Ended June 30, 2006
	Telecom	inContact	Consolidated
Revenue	$17,349	$3,619	$20,968

Cost of revenue	11,751	1,829	13,580
Selling and promotion	1,983	1,449	3,432
General and administrative	2,323	900	3,223
Depreciation and amortization	1,352	513	1,865
Research and development	--	352	352

Loss from operations	$(60)	$(1,424)	$(1,484)

	Three Months Ended June 30, 2005
	Telecom	inContact	Consolidated
Revenue	$20,551	$937	$21,488

Cost of revenue	13,692	438	14,130
Selling and promotion	4,100	187	4,287
General and administrative	2,523	115	2,638
Depreciation and amortization	1,632	74	1,706
Research and development	--	322	322

Loss from operations	$(1,396)	$(199)	$(1,595)

	Six Months Ended June 30, 2006
	Telecom	inContact	Consolidated
Revenue	$37,016	$6,574	$43,590

Cost of revenue	25,665	3,398	29,063
Selling and promotion	4,203	2,847	7,050
General and administrative	4,874	1,604	6,478
Depreciation and amortization	2,741	1,003	3,744
Research and development	--	664	664

Loss from operations	$(467)	$(2,942)	$(3,409)

	Six Months Ended June 30, 2005
	Telecom	inContact	Consolidated
Revenue	$35,679	$1,783	$37,462

Cost of revenue	23,689	812	24,501
Selling and promotion	7,770	352	8,122
General and administrative	4,180	231	4,411
Depreciation and amortization	2,689	521	628
Research and development	--	628	628

Loss from operations	$(2,649)	$(761)	$(3,410)

Reconciliation of Non-GAAP Measure
"EBITDA," which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and EBITDA excluding stock-based compensation are not measures of financial performance under generally accepted accounting principles (GAAP). These measures are provided for the use of the reader in understanding UCN's operating results and are not prepared in accordance with, nor do they serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not substitutes for information prepared in accordance with GAAP, the company believes that this information is helpful for investors to more easily understand operating financial performance. These measures may better enable an investor to form views of financial performance in the future. These measures have limitations as an analytical tool, and investors should not consider them in isolation or as a substitute for analysis of results prepared in accordance with GAAP.

Reconciliation of EBITDA to Net income (loss) applicable to common stockholders as it is presented on the Consolidated Statements of
Operations for UCN, Inc. (unaudited)
(in thousands)

	Three months ended June 30,
	2006	2005
Net loss applicable to common stockholders	$(2,140)	$(1,797)
Preferred stock dividend	--	--

Net loss	(2,140)	(1,797)

Depreciation and amortization	1,865	1,706
Interest income and expense, net	284	202
Income tax expense	8	--

EBITDA	17	111

Stock based compensation expenses	144	--

EBITDA less stock based compensation expenses	$161	$111

	Six months ended June 30,
	2006	2005
Net loss applicable to common stockholders	$(4,283)	$(3,814)
Preferred stock dividend	--	(38)

Net loss	(4,283)	(3,776)

Depreciation and amortization	3,744	3,210
Interest income and expense, net	502	3662
Income tax expense	8	--

EBITDA	(29)	(200)

Stock based compensation expenses	297	--

EBITDA less stock based compensation expenses	$268	$(200)